Exhibit 99

News Release

Date: October 20, 2005	Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President/	Web site: www.midstatebank.com
Chief Financial Officer

Mid-State Bancshares Reports 13.9% Earnings per Share Increase for Third Quarter of 2005

ARROYO GRANDE, CA - Mid-State Bancshares (the Company) [NASDAQ: MDST], the holding company for Mid-State Bank & Trust (the Bank), reported diluted earnings of $0.41 per share for the three months ended September 30, 2005, a 13.9% increase over the $0.36 earned one year earlier.  Net income for the third quarter of 2005 was $9.5 million, a 9.4% increase over the $8.7 million earned in the like 2004 period.

For the nine months year-to-date 2005, diluted earnings were $1.20 per share on net income of $28.1 million compared to $1.07 per share on net income of $25.7 million in the 2004 period.  Results for the same period in 2004 were bolstered by a benefit to the provision for loan losses of $2.7 million pre-tax which was posted in June of that year.  After-tax, that non-recurring benefit contributed $1.6 million to earnings in 2004, or approximately $0.07 per share.

“The Company continues to post solid results in 2005 compared to 2004,” noted James W. Lokey, President and Chief Executive Officer.  “Return on Assets and Return on Equity are both improved this year at 1.60% and 13.62%, respectively, for the first nine months of this year compared to 1.53% and 12.42%, in the same period last year.  While some of this improvement is attributable to the higher interest rate environment, credit must also be given to our employees for their hard work and commitment to quality, core earnings growth.  We appreciate their efforts.”

The Company’s net interest margin has improved in 2005 compared to 2004.  Year-to-date, the Company’s net interest margin was 5.27% (5.69% on a taxable equivalent yield basis “TEB”) compared to 4.93% (5.34% TEB) in the 2004 period.  For the third quarter, the Company’s net interest margin was 5.22% (5.63% TEB) compared to 5.01% (5.41% TEB) in the 2004 period.  The improvement is attributed to the increased rate environment in 2005 relative to 2004.  The Company experienced a modest decline in the net interest margin from the second quarter of 2005 to the third quarter when it declined from 5.37% (5.79% TEB) to 5.22% (5.63% TEB).  The drop in the net interest margin is partly attributable to an increase in the Bank’s cost of funds during the third quarter compared to the second (annualized interest expense as a percent of earning assets was 8 basis points higher).  Additionally, the impact of competitive pricing on new loans resulting from increased competition from other local community banks, continued

intense competition from the major banks, and the expanded influence of “conduit” financing in the Bank’s trade area by non-banks more than offset the benefit received from the higher prime rate during the quarter, and the yield from the loan portfolio actually declined slightly, further contributing to the drop in the margin.

Non-performing asset levels were $8.3 million at September 30, 2005 compared to $10.7 million at December 31, 2004 and $11.0 million at September 30, 2004.  These levels represented 0.3%, 0.5% and 0.5% of total assets, respectively.  One loan secured by real estate (originally totaling $8.5 million), received $6.5 million in principal reductions during the nine months of 2005.  With unlikely prospects for collection of the remaining principal balance, the Bank took a charge-off on that loan of $2.0 million in September of this year.  During the quarter, $6.0 million was added to total non accrual loans increasing the total to $8.3 million.  Of that amount, $7.2 million is centered in one relationship, $5.8 million of which is secured by real estate.  No loss of principal is anticipated in this relationship.  In addition, specific reserves have been established for potential losses inherent in all of its impaired loans and Management believes the balance is adequate at the present time.  Moreover, there are additional unallocated reserves available to absorb other losses which are inherent in the portfolio as of September 30, 2005.  The ratio of the Company’s allowances for losses to non-performing loans was 161% compared to 142% one year earlier.  The Company’s allowances for losses to loans was 0.9% of total gross loans at September 30, 2005, compared to 1.1% at September 30, 2004.

Total assets of the Company increased 4.9% to $2.42 billion at quarter-end, up from $2.31 billion one year earlier, while deposits increased 5.4% to $2.11 billion at quarter-end, up from nearly $1.99 billion one year earlier.  Demand deposits increased to $589.6 million, up from $524.8 million one year earlier.  Time deposits increased to $428.3 million from $399.2 million.  Other interest bearing deposit categories including NOW, money market and savings increased modestly to $1.09 billion from $1.08 billion at September 30, 2004.

The loan portfolio reached just under $1.5 billion at September 30, 2005, compared to $1.4 billion one year ago.  The Company saw growth in its loan portfolio through the first half of 2005, especially in both the residential and non-residential real estate sectors, but that growth slowed in the third quarter, with total loans growing just $7.3 million.  Management believes that with the increased competition discussed above, the growth rates enjoyed in the loan portfolio are likely to slow with price pressure becoming more intense.  Real estate secured loans, excluding construction and land development loans and home equity credit lines, total approximately $791 million or 53% of the loan portfolio.

Other assets increased to $90.9 million at September 30, 2005, compared to $55.0 million in the prior year.  The increase was primarily the result of an interest-bearing investment in the amount of $30.0 million that the Company made in the Senior Housing Crime Prevention Foundation Investment Corporation, as discussed in previous filings and releases.

Both non-interest income and expense have declined in 2005 compared to the 2004 periods as a result of Management’s decision to outsource its credit card merchant processing activity.  The decline in non-interest income for the nine months year-to-date also reflected a non-recurring gain on the sale of Other Real Estate Owned of $1.1 million realized in June of 2004.  The net effect of outsourcing the merchant processing activity was relatively neutral to the Company’s bottom line with the Company now receiving a payment for a percentage of the net profit associated with the activity (non interest expense is approximately $4.4 million lower because of this change on a year-to-date basis).  Outsourcing this function provides more competitive pricing and products for our customers, while at the same time allowing the Company to reduce costs.

Those adjustments, along with the increased net interest margin, positively affected the Company’s efficiency ratio which was 57.4% for the first nine months of 2005 compared to 62.7% in the like period of 2004.  Staff expense, which had declined from $11.0 million in the first quarter of 2005 to $10.7 million in the second quarter of the year, increased to $11.1 million in the third quarter.  The third quarter level is 5% above the year ago period and on a year-to-date basis is up 0.9%.  Management expects these figures to continue to increase in future periods as the Bank fills a number of open positions throughout the Bank and prepares for expansion efforts.  These efforts include a new branch expected to open in the Westlake Village area in early 2006 and a renewed focus on mortgage banking activities, consumer lending activities and small business lending.  The exact impact on staffing expense increases will depend upon the speed with which positions are filled.

On June 15, 2005 the Board authorized the repurchase of up to five percent of its outstanding shares, or up to 1,141,373 additional shares of the Company’s common stock.  This authorization does not have an expiration date.  There were 213,635 shares of the Company’s common stock repurchased in the third quarter of 2005 at an average price of $29.02 per share.  Of the shares repurchased in the third quarter, 10,800 were made under an earlier authorization with the balance being made under the June authorization.  For the nine months year-to-date in 2005, the Company has repurchased 723,192 shares at an average price of $27.26 per share.  All of these shares were purchased at current market prices on the date of transaction.  As of September 30, 2005, the Company is continuing the program and can repurchase up to 938,538 additional shares under the June 2005 authorization.  For the three months and nine months ended September 30, 2004, 215,607 and 373,819 shares were repurchased, respectively, at an average price of $24.38 and $23.59, respectively.

In other matters concerning capital, the Board of Directors approved quarterly cash dividends of $0.16 per share in each of the first three quarters of 2005, up from $0.14 declared in each of the first three quarters of 2004.

Mid-State Bancshares is a $2.42 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 40 offices serving more than 100,000 households.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act.  All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of its operation and interest rates, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company’s beliefs and expectations concerning future operating results, (v) the growth of its loan portfolio and its net interest margin and (vi) the strength of the economy in its service area.  Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.  All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results.  The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Please See Pertinent Financial Data Attached.

###

Consolidated Financial Data – Mid-State Bancshares

(Unaudited)

	Quarter Ended		Year-to-Date
(In thousands)	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

Interest Income (not taxable equivalent)	$32,923	$28,236	$94,059	$81,093
Interest Expense	4,324	2,083	10,731	6,149
Net Interest Income	28,599	26,153	83,328	74,944
(Benefit)/Provision for Loan Losses	—	—	—	(2,700)
Net Interest Income after provision for loan losses	28,599	26,153	83,328	77,644
Non-interest income	5,271	7,250	16,044	22,160
Non-interest expense	19,473	20,265	57,019	60,836
Income before income taxes	14,397	13,138	42,353	38,968
Provision for income taxes	4,905	4,465	14,259	13,257
Net Income	$9,492	$8,673	$28,094	$25,711

	Quarter Ended		Year-to-Date
(In thousands, except per share data)	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
Per share:
Net Income - basic	$0.42	$0.37	$1.23	$1.09
Net Income - diluted	$0.41	$0.36	$1.20	$1.07
Weighted average shares used in Basic E.P.S. calculation	22,709	23,369	22,869	23,496
Weighted average shares used in Diluted E.P.S. calculation	23,231	23,842	23,388	23,949
Cash dividends	$0.16	$0.14	$0.48	$0.42
Book value at period-end			$12.01	$11.94
Tangible book value at period end			$9.60	$9.54
Ending Shares			22,623	23,323

Financial Ratios
Return on assets	1.57%	1.50%	1.60%	1.53%
Return on tangible assets	1.60%	1.53%	1.64%	1.57%
Return on equity	13.65%	12.47%	13.62%	12.42%
Return on tangible equity	17.03%	15.64%	17.01%	15.61%
Net interest margin (not taxable equivalent)	5.22%	5.01%	5.27%	4.93%
Net interest margin (taxable equivalent yield)	5.63%	5.41%	5.69%	5.34%
Net loan (recoveries) losses to avg. loans	0.49%	(0.01)%	0.21%	(0.06)%
Efficiency ratio	57.5%	60.7%	57.4%	62.7%

Period Averages
Total Assets	$2,401,998	$2,306,318	$2,349,750	$2,249,562
Total Tangible Assets	2,347,308	2,250,254	2,294,719	2,193,155
Total Loans (includes loans held for sale)	1,517,357	1,358,768	1,470,976	1,279,738
Total Earning Assets	2,172,310	2,077,356	2,113,833	2,031,150
Total Deposits	2,082,464	2,005,694	2,032,504	1,951,211
Common Equity	275,854	276,652	275,846	276,426
Common Tangible Equity	221,164	220,587	220,815	220,019

Balance Sheet - At Period-End
Cash and due from banks			$130,602	$119,104
Investments and Fed Funds Sold			649,815	688,923
Loans held for sale			10,391	10,001
Loans, net of deferred fees, before allowance for loan losses			1,497,704	1,394,478
Allowance for Loan Losses			(11,532)	(13,912)
Goodwill and core deposit intangibles			54,541	55,916
Other assets			90,852	55,033
Total Assets			$2,422,373	$2,309,543

Non-interest bearing deposits			$589,601	$524,785
Interest bearing deposits			1,516,361	1,474,782
Other borrowings			23,680	5,843
Allowance for losses - unfunded commitments			1,839	1,682
Other liabilities			19,206	23,989
Shareholders’ equity			271,686	278,462
Total Liabilities and Shareholders’ Equity			$2,422,373	$2,309,543

Asset Quality & Capital - At Period-End
Non-accrual loans			$8,323	$10,954
Loans past due 90 days or more			—	—
Other real estate owned			—	—
Total non performing assets			$8,323	$10,954

Allowance for losses to loans, gross (1)			0.9%	1.1%
Non-accrual loans to total loans, gross			0.6%	0.8%
Non performing assets to total assets			0.3%	0.5%
Allowance for losses to non performing loans (1)			160.7%	142.4%

Equity to average assets (leverage ratio)			9.2%	9.5%
Tier One capital to risk-adjusted assets			11.5%	12.4%
Total capital to risk-adjusted assets			12.2%	13.3%

(1) Includes allowance for loan losses and allowance for losses - unfunded commitments

Consolidated Financial Data – Mid-State Bancshares

(Unaudited)

	Quarter Ended
(In thousands, except per share data)	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005	Dec. 31, 2004	Sept. 30, 2004

Interest Income (not taxable equivalent)	$32,923	$31,654	$29,482	$28,843	$28,236
Interest Expense	4,324	3,694	2,713	2,301	2,083
Net Interest Income	28,599	27,960	26,769	26,542	26,153
(Benefit)/Provision for Loan Losses	—	—	—	—	—
Net Interest Income after provision for loan losses	28,599	27,960	26,769	26,542	26,153
Non-interest income	5,271	5,378	5,395	5,604	7,250
Non-interest expense	19,473	19,211	18,335	18,458	20,265
Income before income taxes	14,397	14,127	13,829	13,688	13,138
Provision for income taxes	4,905	4,615	4,739	4,290	4,465
Net Income	$9,492	$9,512	$9,090	$9,398	$8,673

Per share:
Net Income - basic	$0.42	$0.42	$0.39	$0.41	$0.37
Net Income - diluted	$0.41	$0.41	$0.39	$0.40	$0.36
Weighted average shares used in Basic E.P.S. calculation	22,709	22,884	23,019	23,201	23,369
Weighted average shares used in Diluted E.P.S. calculation	23,231	23,381	23,557	23,741	23,842
Cash dividends	$0.16	$0.16	$0.16	$0.16	$0.14
Book value at period-end	$12.01	$12.04	$11.78	$11.89	$11.94
Tangible book value at period end	$9.60	$9.63	$9.38	$9.48	$9.54
Ending Shares	22,623	22,810	22,949	23,099	23,323

Financial Ratios
Return on assets	1.57%	1.63%	1.60%	1.60%	1.50%
Return on tangible assets	1.60%	1.67%	1.64%	1.64%	1.53%
Return on equity	13.65%	13.87%	13.33%	13.40%	12.47%
Return on tangible equity	17.03%	17.34%	16.66%	16.75%	15.64%
Net interest margin (not taxable equivalent)	5.22%	5.37%	5.22%	5.01%	5.01%
Net interest margin (taxable equivalent yield)	5.63%	5.79%	5.65%	5.42%	5.41%
Net loan losses (recoveries) to average loans	0.49%	0.06%	0.05%	0.03%	(0.01)%
Efficiency ratio	57.5%	57.6%	57.0%	57.4%	60.7%

Period Averages
Total Assets	$2,401,998	$2,339,887	$2,306,314	$2,330,364	$2,306,318
Total Tangible Assets	2,347,308	2,284,853	2,250,937	2,274,646	2,250,254
Total Loans (includes loans held for sale)	1,517,357	1,460,506	1,434,150	1,403,478	1,358,768
Total Earning Assets	2,172,310	2,088,566	2,079,604	2,107,007	2,077,356
Total Deposits	2,082,464	2,022,691	1,991,356	2,026,945	2,005,694
Common Equity	275,854	275,100	276,592	278,924	276,652
Common Tangible Equity	221,164	220,067	221,215	223,206	220,587

Balance Sheet - At Period-End
Cash and due from banks	$130,602	$116,891	$127,861	$112,669	$119,104
Investments and Fed Funds Sold	649,815	606,462	628,634	650,817	688,923
Loans held for sale	10,391	10,871	9,927	12,988	10,001
Loans, net of deferred fees, before allowance for loan losses	1,497,704	1,490,366	1,456,091	1,421,894	1,394,478
Allowance for Loan Losses	(11,532)	(13,403)	(13,630)	(13,799)	(13,912)
Goodwill and other intangibles (excl OMSR’s)	54,541	54,885	55,228	55,572	55,916
Other assets (incl OMSR’s)	90,852	85,024	58,070	55,946	55,033
Total Assets	$2,422,373	$2,351,096	$2,322,181	$2,296,087	$2,309,543

Non-interest bearing deposits	$589,601	$561,435	$526,597	$517,139	$524,785
Interest bearing deposits	1,516,361	1,464,293	1,478,735	1,477,406	1,474,782
Other borrowings	23,680	25,331	23,621	6,582	5,843
Allowance for losses - unfunded commitments	1,839	1,759	1,624	1,783	1,682
Other liabilities	19,206	23,623	21,228	18,550	23,989
Shareholders’ equity	271,686	274,655	270,376	274,627	278,462
Total Liabilities and Shareholders’ equity	$2,422,373	$2,351,096	$2,322,181	$2,296,087	$2,309,543

Asset Quality & Capital - At Period-End
Non-accrual loans	$8,323	$5,152	$5,828	$10,700	$10,954
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non performing assets	$8,323	$5,152	$5,828	$10,700	$10,954

Allowance for losses to loans, gross (1)	0.9%	1.0%	1.0%	1.1%	1.1%
Non-accrual loans to total loans, gross	0.6%	0.3%	0.4%	0.8%	0.8%
Non performing assets to total assets	0.3%	0.2%	0.3%	0.5%	0.5%
Allowance for losses to non performing loans (1)	160.7%	294.3%	261.7%	145.6%	142.4%

Equity to average assets (leverage ratio)	9.2%	9.4%	9.5%	9.3%	9.5%
Tier One capital to risk-adjusted assets	11.5%	11.6%	11.9%	12.1%	12.4%
Total capital to risk-adjusted assets	12.2%	12.5%	12.8%	13.0%	13.3%

(1) Includes allowance for loan losses and allowance for losses - unfunded commitments